Exhibit 10.1
THIRD AMENDED AND RESTATED LOAN AGREEMENT
     THIS THIRD AMENDED AND RESTATED LOAN AGREEMENT (this “Agreement”) is made and entered into as of November 10, 2006, by and between: MERCANTILE BANCORP, INC., a Delaware corporation (“Borrower”); and U.S. BANK NATIONAL ASSOCIATION, formerly known as Firstar Bank, N.A., a national banking association (“Lender”), the successor by merger to Mercantile Bank National Association (“MBNA”); and has reference to the following facts and circumstances:
     A. Borrower and MBNA previously entered into the Second Amended and Restated Term Loan Agreement dated as of December 2, 1997, as subsequently amended (the “Original Loan Agreement”).
     B. Lender is the successor by merger to MBNA.
     C. Borrower and Lender desire to amend and restate the Original Loan Agreement to, among other things, increase the revolving credit facility to the aggregate amount of up to $15,000,000, and to allow for a new term loan in the original principal amount of $15,000,000 upon, and subject to, the terms, provisions and conditions hereinafter set forth.
     NOW, THEREFORE, in consideration of the premises, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby mutually agree and promise as follows:
SECTION 1 — DEFINITIONS.
     In addition to the terms defined elsewhere in this Agreement or in any Exhibits or Schedules hereto, when used in this Agreement, the following terms shall have the following meanings (such meanings shall be equally applicable to the singular and plural forms of the terms used, as the context requires):
     Act shall have the meaning ascribed thereto in Section 8.18.
     Attorneys’ Fees means the reasonable value of the services (and costs, charges and expenses related thereto) of the attorneys employed by Lender (including, without limitation, attorneys who are employees of Lender) from time to time to represent Lender (a) in the preparation or amendment of this Agreement and the other Transaction Documents, (b) in any litigation, contest or proceeding or to take any other action in or with respect to any litigation, contest or proceeding (whether instituted by Lender, Borrower or any other Person and whether in bankruptcy or otherwise) in any way or respect relating to the Collateral, any Third Party Collateral, this Agreement or any of the other Transaction Documents, Borrower, Royal Palm, any Subsidiary Banks, any Subsidiary or any other Obligor, (c) to protect, collect, lease, sell, take possession of or liquidate any of the Collateral or any Third Party Collateral and (d) to enforce any of Lender’s rights to collect any of the Obligations; provided, that such Attorneys’ Fees shall be determined on the basis of rates then generally applicable to the attorneys (and all paralegals, accountants and other staff employed by such attorneys) employed by Lender, which may be higher than the rates such attorneys (and all paralegals, accountants and other staff employed by such attorneys) charge Lender in certain matters.
     Borrower Pledge shall mean the Stock Pledge Agreement (Borrower) dated as of the date hereof to be executed by Borrower and delivered to Lender pursuant to Section 3 hereof as the same may from time to time be amended.
     Business Day shall mean any day except a Saturday, Sunday or legal holiday observed by Lender.

     Capital Guidelines shall have the meaning ascribed thereto in Section 5.11.
     Capitalized Lease shall mean any lease which, in accordance with GAAP, is required to be capitalized on the balance sheet of the lessee.
     Code shall mean the Internal Revenue Code of 1986, as amended, and any successor statute of similar import, together with the regulations thereunder, in each case as in effect from time to time. References to sections of the Code shall be construed to also refer to any successor sections.
     Collateral shall have the meaning ascribed to such term in the Borrower Pledge and the Subsidiary Pledge.
     Consolidated Fixed Charge Coverage Ratio shall mean for the period in question, the ratio of: (a) the sum of (i) Consolidated Net Income, plus (ii) Consolidated Interest Expense, plus (iii) non-cash items included in operating expenses, minus (iv) non-cash items included in Consolidated Net Income, minus (v) Distributions; to (b) the sum of (i) an amount equal to $2,500,000 (representing Lender’s Revolving Credit Commitment plus the maximum principal amount of the Term Loan, divided by twelve (12)), plus (ii) Consolidated Interest Expense during such period, all determined on a consolidated basis and in accordance with GAAP.
     Consolidated Interest Expense shall mean, for the period in question, without duplication, all gross interest expense of Borrower and its Consolidated Subsidiaries (including, without limitation, all commissions, discounts and/or related amortization and other fees and charges owed by Borrower and its Consolidated Subsidiaries with respect to letters of credit, the net costs associated with interest swap obligations of Borrower and its Consolidated Subsidiaries, capitalized interest expense, the interest portion of capitalized lease obligations and the interest portion of any deferred payment obligation) during such period, all determined on a consolidated basis and in accordance with GAAP.
     Consolidated Net Income shall mean the after-tax net income (or loss) of Borrower and its Consolidated Subsidiaries for the period in question, determined on a consolidated basis and in accordance with GAAP.
     Consolidated Subsidiary shall mean with respect to any Person at any date, any Subsidiary or other entity the assets and liabilities of which are or should be consolidated with those of such Person in its consolidated financial statements as of such date in accordance with GAAP.
     Controlled Bank shall mean any state or federally chartered bank and/or any bank holding company which Borrower controls. For purposes of this definition, “control” shall have the meaning ascribed thereto in Section 225.2(e) of Regulation Y of The Board of Governors of The Federal Reserve System, as from time to time amended.
     Default shall mean an event or condition the occurrence of which would, with the lapse of time, the giving of notice, or both, become or constitute an Event of Default as defined in Section 7 hereof.
     Distribution in respect of any corporation shall mean: (a) dividends or other distributions on capital stock of the corporation; and (b) the redemption, repurchase or other acquisition of such stock or of warrants, rights or other options to purchase such stock (except when solely in exchange for such stock).
     Environmental Laws shall have the meaning ascribed thereto in Section 8.04.
     Environmental Lien shall have the meaning ascribed thereto in Section 5.14(g).

     Equity Capital shall mean, with respect to any Person, the sum of the common stock, perpetual preferred stock (meaning preferred stock with no maturity date and which may not be redeemed at the option of the holder), paid-in surplus and retained earnings of such Person, all determined in accordance with GAAP, less the sum of the total of goodwill and other intangible assets of such Person, if any.
     ERISA shall mean the Employee Retirement Income Security Act of 1974, as amended, and any successor statute of similar import, together with the regulations thereunder, in each case as in effect from time to time (references to sections of ERISA shall be construed to also refer to any successor sections).
     ERISA Affiliate shall mean any corporation, trade or business that is, along with Borrower, a member of a controlled group of corporations or a controlled group of trades or businesses, as described in Sections 414(b) and 414(c), respectively, of the Code or Section 4001 of ERISA.
     Event of Default shall have the meaning ascribed thereto in Section 7.
     GAAP shall mean, at any time, generally accepted accounting principles consistently applied at such time in the United States.
     Indebtedness of any Person shall mean and include all obligations of such Person which in accordance with GAAP are or should be classified upon a balance sheet of such Person as liabilities of such Person, any and all contingent obligations (other than those incurred in the ordinary course of banking business), indebtedness and/or liabilities of such Person, whether or not reflected on the balance sheet of such Person and any and all obligations of such Person under any Capitalized Lease.
     Indemnified Liabilities shall have the meaning ascribed thereto in Section 8.05.
     Indemnitees shall have the meaning ascribed thereto in Section 8.05.
     Interest Differential shall mean that sum equal to the greater of zero (0) or the financial loss incurred by Lender resulting from prepayment, calculated as the difference between the amount of interest Lender would have earned (from like investments in the Money Markets as of the first day of the applicable LIBOR Loan) had prepayment not occurred and the interest Lender will actually earn (from like investments in the Money Markets as of the date of prepayment) as a result of the redeployment of funds from the prepayment; provided, that, because of the short-term nature of this facility, Borrower agrees that the Interest Differential shall not be discounted to its present value.
     Lender’s Revolving Loan Commitment shall mean up to Fifteen Million Dollars ($15,000,000.00).
     LIBOR Loan shall have the meaning ascribed thereto in Section 2.04(a).
     Lien shall mean any interest in Property securing an obligation owed to, or a claim by, a Person other than the owner of the Property, whether such interest is based on common law, statute or contract, including, without limitation, any security interest, mortgage, deed of trust, pledge, lien or other encumbrance of any kind or nature whatsoever, any conditional sale or trust receipt and any lease, consignment or bailment for security purposes.
     Loan shall mean each Revolving Credit Loan and the Term Loan; and Loans shall mean any or all of the foregoing.
     Loan Period shall mean the period commencing on the advance date of the applicable LIBOR Loan and ending on the numerically corresponding day one (1), two (2), three (3), or six (6) months thereafter matching the interest rate term selected by Borrower; provided, however, (a) if any Loan Period would otherwise end on a day which is not a New York Banking Day, then the Loan Period shall end on the next succeeding New York Banking Day unless the next succeeding New York Banking Day falls in another calendar month, in which case the Loan Period shall end on the immediately preceding New York Banking Day; or (b) if any Loan Period begins on the last New York Banking Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of the Loan Period), then the Loan Period shall end on the last New York Banking Day of the calendar month at the end of such Loan Period.
     Material Adverse Effect shall mean (a) a material adverse effect on the Properties, assets, liabilities, business, operations, prospects, income or condition (financial or otherwise) of Borrower, Royal Palm, any Subsidiary Bank, and/or any Subsidiary, (b) material impairment of the ability of Borrower, Royal Palm, any Subsidiary Bank, and/or any Subsidiary to perform any of its obligations under this Agreement, the Notes, or any of the other Transaction Documents or (c) material impairment of the enforceability of the rights of, or benefits available to, Lender under this Agreement, the Notes, or any of the other Transaction Documents.
     Money Markets shall mean one or more wholesale funding markets available to and selected by Lender, including negotiable certificates of deposit, commercial paper, Eurodollar deposits, bank notes, federal funds, interest rate swaps or others.
     Multiemployer Plan shall mean a “multiemployer plan” as defined in Section 4001(a) (3) of ERISA which is maintained for employees of Borrower, Royal Palm, any other Obligor, any ERISA Affiliate, any Subsidiary Bank or any Subsidiary.
     Net Income shall mean, with respect to any Person for any period, the aggregate net income (or net loss) of such Person for such period equal to net revenues and other proper income less the aggregate amount of any and all items which are treated as expenses under GAAP, and less Federal, state and local income taxes, but excluding from the definition of Net income any extraordinary gains or losses or any gains or losses from the sale or disposition of assets other than in the ordinary course of business, all determined in accordance with GAAP.
     New York Banking Day shall mean any day (other than a Saturday or Sunday) on which commercial banks are open for business in New York, New York.
     Non-Performing Assets shall mean, with respect to any Person, assets which: (a) constitute or are classified as other real estate owned (as such term is defined in the guidelines, rules and regulations of The Board of Governors of the Federal Reserve Board pertaining to capital adequacy in effect from time to time) or (b) in the case of a particular asset, is (at the time of such calculation) classified as a loan or other extension of credit (1) which has been placed on nonaccrual status or has been required to be so placed by any Regulatory Agency, (2) which has been classified as renegotiated pursuant to guidelines now or hereafter established by the Federal Financial Institutions Examination Council or (3) with respect to which any payment of any principal or interest is past due for a period of ninety (90) days or more.
     Note shall mean each of the Revolving Note and the Term Note; and Notes shall mean either or both of the foregoing.
     Obligations shall mean any and all indebtedness, liabilities and obligations of Borrower and/or Royal Palm to Lender under the Notes, this Agreement, the Borrower Pledge, the Subsidiary Pledge, and any of the other Transaction Documents or any other agreement, instrument or document heretofore, now or hereafter executed and delivered by Borrower and/or Royal Palm to Lender, in each case whether now existing or hereafter arising, absolute or contingent, joint and/or several, secured or unsecured, direct or indirect, expressed or implied in law, contractual or tortious, liquidated or unliquidated, at law or in equity, or otherwise, and whether created directly or acquired by Lender by assignment or otherwise, and any and all costs of collection and/or Attorneys’ Fees incurred or to be incurred in connection therewith.
     Obligor shall mean Borrower and each other Person who is or shall become primarily or secondarily liable on any of the Obligations or who grants Lender a Lien upon any Property or assets of such Person as collateral for any of the Obligations.
     PBGC shall mean the Pension Benefit Guaranty Corporation and any entity succeeding to any or all of its functions under ERISA.
     Pension Plan shall mean any “pension plan” as such term is defined in Section 3(2) of ERISA which is subject to the provisions of Title IV of ERISA and which is established or maintained by Borrower, Royal Palm, any other Obligor, any ERISA Affiliate, any Subsidiary Bank, or any Subsidiary other than a Multiemployer Plan.
     Person shall mean an individual, partnership, corporation, limited liability company, trust, unincorporated organization or association, and a government or agency or political subdivision thereof.
     Primary Capital shall mean, with respect to any Person, the Equity Capital of such Person plus the total allowance for possible loan and lease losses of such Person, all as determined in accordance with GAAP.
     Prime Rate shall mean the interest rate announced from time to time by Lender as its “prime rate” on commercial loans, which rate shall fluctuate as and when said prime rate shall change.
     Prime Rate Loan shall have the meaning ascribed thereto in Section 2.04(a).
     Property shall mean any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible. Properties shall mean the plural of Property. For purposes of this Agreement, Borrower, Royal Palm, each Subsidiary and each Subsidiary Bank, as the case may be, shall be deemed to be the owner of any Property which it has acquired or holds subject to a conditional sale agreement, financing lease or other arrangement pursuant to which title to the Property has been retained by or vested in some other Person for security purposes.
     Regulatory Agency shall mean any Federal, state or local governmental or regulatory agency, authority, entity or official having jurisdiction over the banking or other related activities of Borrower, Royal Palm, Subsidiary Banks, and/or any Subsidiary, including, without limitation (to the extent applicable), the Board of Governors of the Federal Reserve System, the Office of the Comptroller of the Currency, the Federal Deposit Insurance Corporation, the United States Securities and Exchange Commission, the Illinois Department of Financial and Professional Regulation, the Florida Office of Financial Regulation, and the Missouri Division of Finance.
     Related Party shall mean any Person which directly or indirectly through one or more intermediaries controls, or is controlled by or is under common control with, Borrower, or any Subsidiary Bank. The term “control” shall mean the possession, directly or indirectly, of the power to vote Ten Percent (10%) or more of the capital stock of any Person or the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.
     Reportable Event shall have the meaning given to such term in ERISA.
     Revolving Credit Period shall mean the period commencing on the date of this Agreement and ending June 30, 2007.

     Revolving Loan and Revolving Loans shall have the meanings ascribed thereto in Section 2.01(a).
     Revolving Note shall have the meaning ascribed thereto in Section 2.03(a).
     Royal Palm shall mean Royal Palm Bancorp, Inc., a Florida corporation.
     Royal Palm Merger Agreement shall mean the Agreement and Plan of Merger dated as of May 30, 2006, executed by Borrower, Mercantile Merger Corp., Royal Palm, and The Royal Palm Bank of Florida.
     Royal Palm Merger Transaction shall mean collectively the transactions contemplated by and described in the Royal Palm Merger Agreement.
     Subsidiary shall mean, with respect to any Person, any corporation of which Ten Percent (10%) or more of the issued and outstanding capital stock entitled to vote for the election of directors (other than by reason of default in the payment of dividends) is at the time owned directly or indirectly by such Person.
     Subsidiary Bank shall mean, each of: Heartland Bank, a Kansas banking corporation; Farmers State Bank of Northern Missouri, a Missouri banking corporation; Security State Bank of Hamilton, an Illinois banking corporation; State Bank of Augusta, an Illinois banking corporation; New Frontier Bank, a Missouri banking corporation; Brown County State Bank, an Illinois banking corporation; Perry State Bank, a Missouri banking corporation; Marine Bank & Trust, an Illinois banking corporation; and Mercantile Trust & Savings Bank, an Illinois banking corporation; and, upon consummation of the Royal Palm Merger Transaction, shall also mean The Royal Palm Bank of Florida, a Florida banking corporation; and Subsidiary Banks shall mean some or all of the foregoing.
     Subsidiary Pledge shall mean the Stock Pledge Agreement (Subsidiary) dated as of the date hereof, to be executed by Royal Palm and delivered to Lender pursuant to Section 3 hereof as the same may from time to time be amended.
     Term Loan shall have the meaning ascribed thereto in Section 2.02.
     Term Note shall have the meaning ascribed thereto in Section 2.03(b).
     Third Party Collateral shall mean any Property or assets of any Obligor other than Borrower which secure the payment or performance of any of the Obligations.
     Transaction Documents shall mean this Agreement, the Notes, the Borrower Pledge, the Subsidiary Pledge and all other agreements, documents, instruments and certificates connected with or otherwise relating to this Agreement or the Loans made hereunder, all as the same may from time to time be amended, modified, extended or renewed.
SECTION 2 — THE LOANS
     2.01 Revolving Credit Commitment.
          (a) Subject to the terms and conditions set forth in this Agreement and so long as no Default or Event of Default has occurred and is continuing, during the Revolving Credit Period, Lender agrees to make such loans to Borrower (individually, a “Revolving Credit Loan”; and collectively, the “Revolving Credit Loans”) as Borrower may from time to time request pursuant to Section 2.01(b). Each Revolving Credit Loan under this Section 2.01(a) shall be for an aggregate principal amount of at least $500,000 or any larger multiple of $25,000. The aggregate principal amount of Revolving Credit Loans which Lender shall be required to have outstanding under this Agreement as of any date shall not exceed the amount of Lender’s Revolving Credit Commitment as of such date. In no event shall the aggregate principal amount of all Revolving Credit Loans outstanding as of any date exceed the amount of Lender’s Revolving Credit Commitment as of such date. Within the foregoing limits, Borrower may borrow under this Section 2.01(a), prepay under Section 2.04(e) and reborrow at any time during the Revolving Credit Period under this Section 2.01(a). All Revolving Credit Loans not paid prior to the last day of the Revolving Credit Period, together with all accrued and unpaid interest thereon and all fees and other amounts owing by Borrower to Lender with respect thereto, shall be due and payable on the last day of the Revolving Credit Period.
          (b) Borrower shall give oral or written notice to Lender by 10:00 a.m. (St. Louis time) on the Business Day of each advance of a Revolving Loan specifying (a) the date of such advance, which must be a Business Day, and (b) the aggregate principal amount of such advance. Unless Lender determines that any applicable condition specified in Section 3 of this Agreement has not been satisfied, Lender shall make the proceeds of the advance available to Borrower by crediting such funds to a demand deposit account (or such other account mutually agreed upon in writing between Lender and Borrower) at Lender specified by Borrower. Borrower hereby irrevocably authorizes Lender to rely on telephonic, telegraphic, telecopy, telex or written instructions of any individual identifying himself or herself as one of the individuals listed on Schedule 2.01(b) attached hereto (or any other individual from time to time authorized to act on behalf of Borrower pursuant to a resolution adopted by the Board of Directors of Borrower and certified by the Secretary of Borrower and delivered to Lender) with respect to any request to make an advance or a repayment hereunder, and on any signature which Lender believes to be genuine, and Borrower shall be bound thereby in the same manner as if such individual were actually authorized or such signature were genuine. Borrower also hereby agrees to indemnify Lender and hold Lender harmless from and against any and all claims, demands, damages, liabilities, losses, costs and expenses (including, without limitation, reasonable attorneys’ fees and expenses) relating to or arising out of or in connection with the acceptance of instructions for making advances or repayments hereunder.
          (c) If the amount of Lender’s Revolving Credit Commitment on any date is less than the aggregate principal amount of all Revolving Credit Loans outstanding as of such date, Borrower shall be automatically required (without demand or notice of any kind by Lender, all of which are hereby expressly waived by Borrower) to immediately repay the Revolving Credit Loans in an amount sufficient to reduce the amount of the aggregate principal amount of all Revolving Credit Loans outstanding as of such date to an amount equal to or less than the amount of Lender’s Revolving Credit Commitment.
     2.02 Term Loan Commitment. Subject to the terms and conditions set forth in this Agreement and so long as no Default or Event of Default under this Agreement has occurred and is continuing, Lender agrees to make to Borrower a term loan of Fifteen Million Dollars ($15,000,000.00) (the “Term Loan”). The Term Loan shall be advanced in one disbursement on the effective date of this Agreement. The Term Loan is not revolving in nature and any principal repaid on the Term Loan may not be reborrowed. The principal amount of the Term Loan shall be due and payable in three (3) equal consecutive quarterly installments in the amount of $375,000.00 each, due and payable on December 31, 2008, March 30, 2009, and June 30, 2009, and a final installment in the amount of the then outstanding and unpaid principal balance of the Term Loan due and payable on November 10, 2009.
     2.03 Notes.
          (a) The Revolving Credit Loans shall be evidenced by the Revolving Credit Note of Borrower dated as of the date hereof, and payable to the order of Lender in a principal amount equal to the maximum amount of Lender’s Revolving Credit Commitment, which Revolving Credit Note shall be in substantially the form of Exhibit A attached hereto and incorporated herein by reference (as the same may from time to time be amended, modified, extended, renewed or restated, the “Revolving Note”).

          (b) The Term Loan shall be evidenced by the Term Loan Promissory Note of Borrower dated as of the date hereof, and payable to the order of Lender in the original principal amount of $15,000,000.00, which Term Loan Promissory Note shall be in substantially the form of Exhibit B attached hereto and incorporated herein by reference (as the same may from time to time be amended, modified extended, renewed or restated, the “Term Note”).
          (c) Lender shall record in its books and records the date and amount of each Loan made to Borrower and each payment of principal and/or interest made by Borrower with respect thereto; provided, however, that the obligation of Borrower to repay each Loan made to Borrower hereunder shall be absolute and unconditional, notwithstanding any failure of Lender to make any such recordation or any mistake by Lender in connection with any such recordation. The books and records of Lender showing the account between Lender and Borrower shall be admissible in evidence in any action or proceeding and shall constitute prima facie proof of the items therein set forth.
     2.04 Interest Rates and Payments.
          (a) Interest on each Loan shall accrue at one of the following annual rates selected by Borrower: (i) upon notice to Lender, One and 5/10 Percent (1,5%) below the prime rate announced by Lender from time to time, as and when such rate changes (each, a “Prime Rate Loan”); or (ii) upon a minimum of two (2) New York Banking Days prior notice, One and 3/10 Percent (1.3%) above the one (1), two (2), three (3), or six (6) month LIBOR rate quoted by Lender from Telerate Page 3750 or any successor thereto (which shall be the LIBOR rate in effect two (2) New York Banking Days prior to commencement of the Loan), adjusted for any reserve requirement and any subsequent costs arising from a change in government regulation (each, a “LIBOR Loan”). Interest on each Prime Rate Loan shall be paid in consecutive quarterly installments due and payable on the first day of each calendar quarter and on the last day of the Revolving Credit Period. Interest on each LIBOR Loan shall be payable for each Loan Period on the last day thereof, unless the duration of such Loan Period exceeds three (3) months, in which case such interest shall be payable on the last day of each three (3) month period during such Loan Period and on the last day of such Loan Period.
          (b) In the event Borrower does not timely select another interest rate option at least two (2) New York Banking Days before the end of the Loan Period for a LIBOR Loan, Lender may at any time after the end of the Loan Period convert the LIBOR Loan to a Prime Rate Loan, but until such conversion, the funds advanced under the LIBOR Loan shall continue to accrue interest at the same rate as the interest rate in effect for such LIBOR Loan prior to the end of the Loan Period.
          (c) No LIBOR Loan (made under the Revolving Loan) may extend beyond the last day of the Revolving Credit Period; and no LIBOR Loan (made under the Term Loan) may extend beyond the maturity date of the Term Note. In any event, if the Loan Period for a LIBOR Loan should happen to extend beyond the maturity of this Note, such Loan must be prepaid at the time the Loan matures. Lender’s internal records of applicable interest rates shall be determinative in the absence of manifest error. Each LIBOR Loan shall be in a minimum principal amount of $100,000. The aggregate number of LIBOR Loans in effect at any one time may not exceed six (6).
          (d) After maturity of any Loan, whether by reason of acceleration or otherwise, interest shall accrue on such Loan and be payable on demand on the entire outstanding principal balance thereof at an annual rate equal to Two Percent (2%) over and above the then existing rate(s). Interest on each Loan shall be payable quarterly in arrears on each March 31, June 30, September 30 and December 31, on the last day of the Revolving Credit Period (with respect to the Revolving Loans), and at the maturity of the Term Note, whether by reason of acceleration or otherwise. All payments shall be applied first to the payment of all accrued and unpaid interest, with the balance, if any, to be applied to the payment of principal. Lender’s internal records of applicable interest rates shall be determinative in the absence of manifest error.

          (e) Borrower shall have the right to prepay the Loans in whole or in part at any time, provided; (i) all billed/due and unpaid interest shall accompany such prepayment; (ii) there is no Default or Event of Default at the time of prepayment; (iii) all prepayments shall be credited and applied to the installments of principal in inverse order of their stated maturity; and (iv) if a LIBOR Loan is prepaid prior to the end of a Loan Period for such LIBOR Loan, whether voluntarily or because prepayment is required due to such LIBOR Loan maturing or due to acceleration of such LIBOR Loan upon default or otherwise, Borrower agrees to pay all of Lender’s costs, expenses and interest Differential (as determined by Lender) incurred as a result of such prepayment (any prepayment of a LIBOR Loan shall be in an amount equal to the remaining entire principal balance of such LIBOR Loan).
     2.05 General Provisions as to Payments. Borrower shall make each payment of principal of, and interest on, the Loans and all interest, fees and other amounts payable by Borrower under this Section 2 not later than 2:00 p.m. (St. Louis time) on the date when due, in Federal or other funds immediately available in St. Louis, Missouri, to Lender at its address referred to in Section 8.07. Any such payment received by Lender after 2:00 p.m. (St. Louis time) shall be deemed to have been paid on the next succeeding Business Day. Whenever any payment of principal of, or interest on, the Loans shall be due on a day which is not a Business Day, the date for payment thereof shall be extended to the next succeeding Business Day. If the date for any payment of principal is extended by operation of law or otherwise, interest thereon, at the then applicable rate, shall be payable for such extended time.
     2.06 Late Fees. If Borrower fails to make any payment of any principal of or interest on any Loan within ten (10) days after the same becomes due, whether by reason of maturity, acceleration or otherwise, in addition to all of the other rights and remedies of Lender under this Agreement and at law or in equity, Borrower shall pay Lender on demand with respect to each such late payment a late fee in an amount not to exceed Five Percent (5%) of each late payment.
SECTION 3 — PRECONDITIONS TO LOANS
     3.01 Initial Loans. Notwithstanding any provision contained in this Agreement to the contrary, Lender shall have no obligation to make the initial Revolving Loan and the Term Loan under this Agreement unless Lender shall have first received the following, all in form and substance acceptable to Lender:
          (a) this Agreement and the Notes, each executed by a duly authorized officer of Borrower;
          (b) the Borrower Pledge, Subsidiary Pledge, collateral schedules, stock powers, UCC financing statements, and such other documents as Lender may require in connection with the Borrower Pledge and Subsidiary Pledge, each executed by a duly authorized officer of Borrower and/or Royal Palm;
          (c) 360,000 shares of the common stock of Mercantile Trust & Savings Bank, representing all of the issued and outstanding common stock of Mercantile Trust & Savings Bank (as verified by the Secretary of Mercantile Trust & Savings Bank), said shares to be issued in Borrower’s name and accompanied by stock powers duly executed in blank by an authorized officer of Borrower;
          (d) 1,038,294 shares of the common stock of The Royal Palm Bank of Florida, representing all of the issued and outstanding common stock of The Royal Palm Bank of Florida (as verified by the Secretary of The Royal Palm Bank of Florida), said shares to be issued in Royal Palm’s name and accompanied by stock powers duly executed in blank by an authorized officer of Royal Palm;
          (e) the Certificate of President, executed by the President of Borrower;

          (f) copies of resolutions of the Board of Directors of Borrower and Royal Palm, duly adopted, which authorize the execution, delivery and performance of this Agreement and the other Transaction Documents, certified by the Secretary of Borrower and the Secretary of Royal Palm, respectively;
          (g) copies of the Articles or Certificate of Incorporation of Borrower and Royal Palm, including any amendments thereto, certified by the Secretary of State of the State of Delaware (Borrower), and the Secretary of State of the State of Florida (Royal Palm);
          (h) copies of the Bylaws of Borrower and Royal Palm, including any amendments thereto, certified by the Secretary of Borrower, and the Secretary of Royal Palm, respectively;
          (i) a certificate of good standing for Borrower issued by the Secretary of State of the State of Delaware, a certificate of good standing for Borrower issued by the Secretary of State of the State of Illinois, and a certificate of good standing for Royal Palm issued by the Secretary of State of the State of Florida;
          (j) an opinion of counsel from Schmiedeskamp, Robertson, Neu & Mitchell, the counsel representing Borrower, Subsidiary and Subsidiary Banks, in the form acceptable to Lender;
          (k) evidence that no change in the financial condition of Borrower, Royal Bank, any Subsidiary Bank, or any Subsidiary shall have occurred since June 30, 2006 that could have a Material Adverse Effect;
          (I) copies of all documents executed in connection with the Royal Palm Merger Transaction including, but not limited to the Royal Palm Merger Agreement, and evidence satisfactory to Lender that the Royal Palm Merger Transaction has been approved by all applicable Regulatory Agencies;
          (m) copies of all documents executed in connection with the issuance by Borrower of Pooled Trust Preferred Securities on or about July 13, 2006; and
          (n) such other agreements, documents, instruments, certificates and assurances as Lender may reasonably request.
     3.02 All Advances. Notwithstanding any provision contained in this Agreement to the contrary, Lender shall have no obligation to make any Loan under this Agreement unless:
          (a) for every Revolving Loan, Lender shall have received a notice of borrowing as required by Section 2.01(b);
          (b) no change in the Properties, assets, liabilities, business, operations, prospects, income or condition (financial or otherwise) of Borrower, Subsidiary any Subsidiary Bank, or any Subsidiary that could have a Material Adverse Effect shall have occurred since the date of this Agreement and be continuing;
          (c) all of the representations and warranties of Borrower and Royal Palm contained in this Agreement and in the other Transaction Documents shall be true and correct in all material respects on and as of the date of the making of such advance as if made on and as of the date of the making of such advance; and
          (d) on the date of and immediately after the making of such advance, no Default or Event of Default under this Agreement shall have occurred and be continuing.

Each request for a Loan by Borrower under this Agreement shall be deemed to be a representation and warranty by Borrower on the date of the making of such advance as to the facts specified in clauses (b), (c) and (d) of this Section 3.02.
SECTION 4 — REPRESENTATIONS AND WARRANTIES
     To induce Lender to make the Loans, Borrower hereby represents and warrants to Lender that:
     4.01 Corporate Existence and Power. Each of Borrower, Royal Palm, each Subsidiary Bank, and each Subsidiary: (a) is duly incorporated or organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization; (b) has all requisite corporate or other powers and all governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted; and (c) is duly qualified to do business in all jurisdictions in which the nature of the business conducted by it makes such qualification necessary and where failure to so qualify would have a Material Adverse Effect on its business, financial condition or operations. Borrower and Royal Palm are each a “bank holding company” as defined in and within the meaning of 12 U.S.C. §1841 (a), and as such Borrower and Royal Palm have filed all necessary reports with and received all necessary approvals from The Board of Governors of the Federal Reserve System. Each Subsidiary Bank is an “insured bank” as defined in and within the meaning of 12 U.S.C. §1813.
     4.02 Corporate Authorization. The execution, delivery and performance by Borrower and/or Royal Palm of this Agreement, the Notes, Borrower Pledge, Subsidiary Pledge and the other Transaction Documents are within the corporate powers of Borrower and Royal Palm and have been duly authorized by all necessary corporate action.
     4.03 Binding Effect. This Agreement, the Note, Borrower Pledge, Subsidiary Pledge and the other Transaction Documents have been duly authorized, executed and delivered and constitute the legal, valid and binding obligations of Borrower and/or Royal Palm enforceable in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency or other similar laws affecting creditors’ rights in general.
     4.04 Financial Statements. Borrower has furnished Lender with the following financial statements, identified by the principal financial officer of Borrower: (a) consolidated balance sheets and profit and loss statements of Borrower and its Consolidated Subsidiaries as of December 31, 2005, all certified by Borrower’s independent certified public accountants, which financial statements have been prepared in accordance with GAAP; (b) the Consolidated Financial Statements for Bank Holding Companies (FR Y-9C) of Borrower and its Consolidated Subsidiaries as of June 30, 2006; (c) the Parent Company Only Financial Statements for Large Bank Holding Companies (FR Y-9LP) for Borrower as of June 30, 2006; and (d) the Consolidated Reports of Condition and Income For A Bank With Domestic Offices Only (FFIEC 041) of each Subsidiary Bank as of June 30, 2006, certified by the President or Chief Financial Officer of each Subsidiary Bank. Borrower further represents that: (1) said financial statements fairly present the condition of Borrower and its Consolidated Subsidiaries as of the dates thereof, (2) there has been no change in the condition or operation, financial or otherwise, of Borrower or any of its Consolidated Subsidiaries since June 30, 2006 that could have a Material Adverse Effect, and (3) neither Borrower nor any of its Consolidated Subsidiaries has any direct or contingent liabilities which are not disclosed on said financial statements which could have a Material Adverse Effect.
     4.05 Litigation. Except as disclosed in Schedule 4.05 attached hereto, there is no action or proceeding pending or, to the knowledge of Borrower, threatened against or affecting Borrower, Royal Palm, any Subsidiary or any Subsidiary Bank before any court, arbitrator or governmental, regulatory or administrative body, agency or official which could result in any change in the condition or operation, financial or otherwise, of Borrower, Royal Palm, any Subsidiary or any Subsidiary Bank that could have a Material Adverse Effect, and neither Borrower, Royal Palm, any Subsidiary nor any Subsidiary Bank

is in default with respect to any order, writ, injunction, decision or decree of any court, arbitrator or governmental, regulatory or administrative body, agency or official which could have a Material Adverse Effect on Borrower, Royal Palm, any Subsidiary or any Subsidiary Bank.
     4.06 Pension and Welfare Plans. Each Pension Plan complies with all applicable statutes and governmental rules and regulations; no Reportable Event has occurred and is continuing with respect to any Pension Plan; neither Borrower, Royal Palm, any ERISA Affiliate, any Subsidiary nor any Subsidiary Bank has withdrawn from any Multiemployer Plan in a “complete withdrawal” or a “partial withdrawal” as defined in sections 4203 or 4205 of ERISA, respectively; no steps have been instituted by Borrower, Royal Palm, any ERISA Affiliate, any Subsidiary or any Subsidiary Bank to terminate any Pension Plan; no condition exists or event or transaction has occurred in connection with any Pension Plan or Multiemployer Plan which could result in the incurrence by Borrower, Royal Palm, any ERISA Affiliate, any Subsidiary, or any Subsidiary Bank of any material liability, fine or penalty; and neither Borrower, Royal Palm, any ERISA Affiliate, any Subsidiary, nor any Subsidiary Bank is a “contributing sponsor” as defined in Section 4001 (a) (13) of ERISA of a “single-employer plan” as defined in Section 4001 (a) (15) of ERISA which has two or more contributing sponsors at least two of whom are not under common control. Neither Borrower, Royal Palm, any Subsidiary nor any Subsidiary Bank has any contingent liability with respect to any “employee welfare benefit plans”, as such term is defined in Section 3(a) of ERISA, which covers retired employees and their beneficiaries.
     4.07 Tax Returns and Parent. Borrower, Royal Palm, each Subsidiary Bank, and each Subsidiary has filed all Federal, state and local income tax returns and all other tax returns which are required to be filed and has paid all taxes due pursuant to such returns or pursuant to any assessment received by Borrower, Royal Palm, each Subsidiary Bank, and each Subsidiary, except for the filing of such returns, if any, in respect of which an extension of time for filing is in effect.
     4.08 Subsidiaries. Borrower, Royal Bank, Subsidiaries and Subsidiary Banks have no Subsidiaries other than as identified on Schedule 4.08 attached hereto, as the same may from time to time be amended, modified or supplemented as provided herein. Except as disclosed on Schedule 4.08 attached hereto, neither Borrower, Royal Bank, any Subsidiary, nor any Subsidiary Bank, individually or collectively, owns or holds, directly or indirectly, any capital stock of or equity interest in any corporation, partnership, limited liability company or other entity. Borrower may at any time amend, modify or supplement Schedule 4.08 by notifying Lender in writing of any changes thereto, including any formation, acquisition, merger or liquidation of any Subsidiary or any change in the capitalization of any Subsidiary, in each case, in accordance with the terms of this Agreement, and thereby the representations and warranties contained in this Section 4.08 shall be amended accordingly so long as such amendment, modification or supplement is made within thirty (30) days after the occurrence of any such changes in the facts stated therein and that such changes reflect transactions that are permitted under this Agreement.
     4.09 Compliance With Other Instruments: None Burdensome. None of the execution and delivery by Borrower and Royal Palm of the Transaction Documents, the consummation of the transactions therein contemplated or the compliance with the provisions thereof will violate any law, rule, regulation, order, writ, judgment, injunction, decree or award binding on Borrower, Royal Palm, any Subsidiary, or any Subsidiary Bank, or any of the provisions of their Articles or Certificate of Incorporation or Association, or Bylaws or any of the provisions of any indenture, agreement, document, instrument or undertaking to which Borrower, Royal Palm, any Subsidiary, or any Subsidiary Bank is a party or subject, or by which it or its Property is bound. No order, consent, approval, license, authorization or validation of, or filing, recording or registration with, the exemption by, any governmental, regulatory, administrative or public body or authority, or any subdivision thereof, is required to authorize, or is otherwise required in connection with, the execution, delivery or performance of, or the legality, validity, binding effect or enforceability of, any of the Transaction Documents.

     4.10 Other Loans and Guarantees. Except as disclosed on Schedule 4.10 attached hereto, neither Borrower, Royal Palm, any Subsidiary, or any Subsidiary Bank (except in the ordinary course of the banking business) is borrower, guarantor or obligor with respect to any loan transaction, guarantee or other indebtedness for borrowed money.
     4.11 Title to Property. Borrower, Royal Palm, each Subsidiary Bank, and each Subsidiary are each the sole and absolute owner of, or has the legal right to use and occupy, all Property it claims to own or which is necessary for Borrower, Royal Palm, Subsidiary Bank, and each Subsidiary to conduct its business. Neither Borrower, Royal Palm, Subsidiary Bank, nor each Subsidiary has signed (or authorized the filing of) any financing statements, security agreements or chattel mortgages with respect to any of its Property, has granted or permitted any Liens with respect to any of its Property or has any knowledge of any Liens with respect to any of its Property, except as disclosed on Schedule 4.11 attached hereto.
     4.12 Regulation U. No part of the proceeds of the Loan will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately (a) to purchase or carry margin stock or to extend credit to others for the purpose of purchasing or carrying margin stock, or to refund or repay indebtedness originally incurred for such purpose or (b) for any purpose which entails a violation of, or which is inconsistent with, the provisions of the Regulations of The Board of Governors of the Federal Reserve System, including, without limitation, Regulations G, U, T or X thereof, as amended. If requested by Lender, Borrower shall furnish to Lender a statement in conformity with the requirements of Federal Reserve Form U-1 referred to in Regulation U.
     4.13 Environmental Matters. There are no disputes pending (nor, to the knowledge of Borrower, are there any disputes threatened nor, to the knowledge of Borrower, is there any basis therefor) affecting Borrower, Royal Palm, any Subsidiary Bank, or any Subsidiary, whether or not in or before any court or arbitrator of any kind or involving any governmental or regulatory body, which, if adversely determined could, singly or in the aggregate, have a Material Adverse Effect on the business, Properties, assets, liabilities, financial condition, results of operations or business prospects of Borrower, Royal Palm, any Subsidiary Bank, or any Subsidiary, or on the ability of Borrower and Royal Palm to perform its obligations hereunder or under this Agreement, the Notes or any of the other Transaction Documents, relating to environmental matters, including, without limitation, any notice from any agency, state or Federal, that Borrower, Royal Palm, any Subsidiary Bank, or any Subsidiary is a potentially responsible party for the cleanup of any environmental waste site, that Borrower, Royal Palm, any Subsidiary Bank, or any Subsidiary is in violation of any environmental permit or regulation, that Borrower, Royal Palm, any Subsidiary Bank, or any Subsidiary has been placed on any registry of solid or hazardous waste disposal sites, or of the expiration, revocation or denial of any environmental permit or other loss of interim status or other current authorization to operate any unit or portion of the facilities of Borrower, Royal Palm, any Subsidiary Bank, or any Subsidiary.
     4.14 Shares of Subsidiary Banks. The authorized capital of each Subsidiary Bank consists solely of the shares of common stock set forth on Schedule 4.14 attached hereto, having the par value set forth in Schedule 4.14, As of the date hereof, the sole legal and beneficial owner(s) of each Subsidiary Bank is/are set forth in Schedule 4.14 and each such owner(s) own(s) all of the outstanding and issued shares of common stock of each applicable Subsidiary Bank, subject to no Liens, warrants, options, proxies, restrictions on transfer, resale or other disposition (except those in favor of Lender); that all of such shares are all validly issued, fully paid and nonassessable; and that each such owner(s) has the unqualified right and power to grant a security interest in such shares without the consent of any other Person being required therefor. As of the date hereof, there are no warrants or options, or any agreements to issue any warrants or options, outstanding with respect to any class of capital stock of any Subsidiary Bank.
SECTION 5 — AFFIRMATIVE COVENANTS

     Borrower covenants and agrees that, so long as any of the Obligations are outstanding, it will:
     5.01 Insurance. Keep adequately insured, and cause Royal Palm, each Subsidiary Bank, and each Subsidiary to keep adequately insured, by financially sound and reputable insurers acceptable to Lender and in amounts reasonably acceptable to Lender, all Property of Borrower, Royal Palm, each Subsidiary Bank, and each Subsidiary of the character usually insured by corporations engaged in the same or similar businesses similarly situated, against loss or damage of the kind customarily insured against by such Persons and acceptable to Lender, and (b) cause each Subsidiary Bank and any other banking Subsidiary to maintain coverage under a banker’s blanket bond in an amount equal to the greater of the amount of coverage currently maintained by each Subsidiary Bank and each other banking Subsidiary or the minimum coverage recommended by the applicable Regulatory Agency(ies), plus such excess fidelity coverage as Lender may reasonably request from time to time. Promptly after Lender’s request there for, Borrower shall provide Lender with evidence that Royal Palm, each Subsidiary Bank, and each Subsidiary maintain, the insurance required under this Section 5.01, and evidence of the payment of all premiums therefor.
Notice Required by Section 427.120(3) R.S.Mo.: “Unless you provide evidence of the insurance coverage required by your agreement with us, we may purchase insurance at your expense to protect our interests in your collateral. This insurance may, but need not, protect your interests. The coverage that we purchase may not pay any claim that you make or any claim that is made against you in connection with the collateral. You may later cancel any insurance purchased by us, but only after providing evidence that you have obtained insurance as required by our agreement. If we purchase insurance for the collateral, you will be responsible for the costs of that insurance, including the insurance premium, interest and any other charges we may impose in connection with the placement of the insurance, until the effective date of the cancellation or expiration of the insurance. The costs of the insurance may be added to your total outstanding balance or obligation. The costs of the insurance may be more than the cost of insurance you may be able to obtain on your own.”
     5.02 Payment of Taxes. Duly file, and cause Royal Palm, each Subsidiary Bank, and each Subsidiary to duly file, all Federal, state and local income tax returns and all other tax returns and reports of Borrower, Royal Palm, each Subsidiary Bank, and each Subsidiary, as the case may be, which are required to be filed; and pay, and cause Royal Palm, each Subsidiary Bank, and each Subsidiary to pay, when due, all taxes and governmental charges assessed against or upon Borrower, Royal Palm, each Subsidiary Bank, and each Subsidiary, as the case may be, or upon their respective Properties, assets, income or franchises.
     5.03 Financial Data. Deliver to Lender:
          (a) As soon as practicable and in any event within forty five (45) days after the end of each fiscal quarter: (i) the Consolidated Reports of Condition and Income For A Bank With Domestic Offices Only (FFIEC 041) of each Subsidiary Bank, certified by the President or Chief Financial Officer of such Subsidiary Bank; (ii) the Consolidated Financial Statements for Bank Holding Companies (FR Y-9C) of Borrower and its Consolidated Subsidiaries; and (iii) the Parent Company Only Financial Statements for Large Bank Holding Companies (FR Y-9LP) for each of Borrower and Royal Palm, certified by the President or Chief Financial Officer of Borrower and Royal Palm respectively.
          (b) As soon as practicable and in any event within ninety (90) days after the end of each fiscal year of Borrower, consolidated and consolidating statements of earnings and retained earnings of Borrower and its Consolidated Subsidiaries for such year, consolidated and consolidating statements of cash flow of Borrower and its Consolidated Subsidiaries for such year, and consolidated and consolidating balance sheets of Borrower and its Consolidated Subsidiaries as at the end of such year, setting forth in each case in comparative form corresponding figures from the preceding fiscal year, all such statements to be prepared in accordance with GAAP and reported and accompanied by the unqualified opinion of BKD, LLP or other independent certified public accountants selected by Borrower and acceptable to Lender together with (i) a certificate from such accountants to the effect that, in making the examination necessary for the signing of such annual audit report, such accountants have not become aware of any Default or Event of Default that has occurred or is continuing, or, if such accountants have become aware of any such event, describing it and the steps, if any, being taken to cure it and (ii) the computations of such accountants evidencing Borrower’s compliance with the financial covenants contained in this Agreement;
          (c) Contemporaneously with the delivery of the financial statements pursuant to Sections 5.03(a) and (b) hereof, a certificate in substantially the form of that attached hereto and made a part hereof as Exhibit C (with appropriate insertions), executed by the principal financial officer of Borrower;
          (d) As soon as practicable and in any event within forty five (45) days after each fiscal quarter, such financial statements of Royal Palm, any Subsidiary Bank, and/or any Subsidiary as Lender shall reasonably request.
          (e) Promptly after filing with any Regulatory Agency, and in any event within ten (10) days after the filing thereof, copies of all financial statements, reports, filings and other documents which Borrower, Royal Palm, Subsidiary Bank, and/or any Subsidiary shall file with any regulatory agency; and
          (f) With reasonable promptness, such other financial information and data as Lender may from time to time reasonably request.
Lender is hereby authorized to deliver a copy of any financial statement or other information made available by Borrower, Royal Palm, Subsidiary Bank, and/or any Subsidiary to any Regulatory Authority having jurisdiction over Lender, pursuant to any request therefore.
     5.04 Maintenance of Property. Maintain, and cause Royal Palm, Subsidiary Bank, and each Subsidiary to maintain, all Property, plants and equipment (except obsolete equipment) of Borrower, Royal Palm, Subsidiary Bank, and each Subsidiary in good operating order, and from time to time make, and cause Royal Palm, Subsidiary Bank, and each Subsidiary to make, all needful and proper repairs, renewals, replacements, additions, betterments and improvements thereto so that at all times the efficiency thereof shall be fully preserved and maintained.
     5.05 Inspection. Permit, and cause Royal Palm, each Subsidiary Bank, and each Subsidiary to permit, any person designated by Lender to visit, inspect and audit any of the Properties, corporate books, loan documentation, loan portfolios, loan files and financial records of Borrower, Royal Palm, Subsidiary Bank, and each Subsidiary and to discuss the affairs, finances and accounts of Borrower, Royal Palm, each Subsidiary Bank, and each Subsidiary with the principal officers of Borrower, Royal Palm, each Subsidiary Bank, and each Subsidiary, all at such reasonable times with reasonable notice and as often as Lender may reasonably request.
     5.06 Corporate Existence. Do or cause to be done all things necessary to (a) preserve and keep in full force and effect the corporate existence, rights and franchises of itself, Royal Palm, each Subsidiary Bank, and each Subsidiary, (b) duly qualify itself, Royal Palm, each Subsidiary Bank, and each Subsidiary to do business in all jurisdictions where the nature of Property owned or leased by Borrower, Royal Palm, each Subsidiary Bank, and each Subsidiary, or the nature of the business of Borrower, Royal Palm, each Subsidiary Bank, and each Subsidiary requires such qualification, (c) maintain its status and Royal Palm’s status as a “bank holding company” under and within the meaning of 12 U.S.C. §1841 (a), (d) cause each Subsidiary Bank to preserve and keep in full force and effect its existence, franchise and right to do business as a national bank or a state banking corporation, as the case may be, under the laws of the jurisdiction of its incorporation, and (e) maintain each Subsidiary Bank’s status as an “insured bank” as defined in, or within the meaning of, 12 U.S.C. §1813, and to otherwise maintain each Subsidiary Bank’s eligibility for federal deposit insurance.
     5.07 Compliance with Law. Comply to the best of Borrower’s knowledge in all material respects with, and cause Royal Palm, each Subsidiary Bank, and each Subsidiary to comply in all material respects with, any and all laws, ordinances and governmental and regulatory rules and regulations to which it, Royal Palm, each Subsidiary Bank, and each Subsidiary is subject; and obtain, and cause Royal Palm, each Subsidiary Bank, and each Subsidiary to obtain, any and all licenses, permits, franchises and other governmental and regulatory authorizations necessary to the ownership of the Properties of itself, Royal Palm, each Subsidiary Bank, and each Subsidiary, or to the conduct of the business of itself, Royal Palm, each Subsidiary Bank, and each Subsidiary, which violation or failure to obtain might materially adversely affect the business, prospects, profits, Properties or condition (financial or otherwise) of Borrower, Royal Palm, each Subsidiary Bank, and each Subsidiary.
     5.08 ERISA Compliance. If Borrower, Royal Palm, each Subsidiary Bank, or each Subsidiary shall have, or in the future create, any Pension Plan, Borrower shall comply with, and shall cause Royal Palm, each Subsidiary Bank, and each Subsidiary to comply with, all requirements of ERISA relating to such plan. Without limiting the generality of the foregoing, Borrower will not: (a) permit, or cause or allow Royal Palm, each Subsidiary Bank, and each Subsidiary to permit, any Pension Plan maintained by it, Royal Palm, each Subsidiary Bank, or each Subsidiary, as the case may be, to engage in any nonexempt “prohibited transaction”, as such term is defined in section 4975 of the Internal Revenue Code of 1986, as amended; (b) permit, or cause or allow Royal Palm, each Subsidiary Bank, and each Subsidiary to permit, any Pension Plan maintained by it, Royal Palm, any Subsidiary Bank, or any Subsidiary, as the case may be, to incur any “accumulated funding deficiency,” as such term is defined in Section 302 of ERISA, 29 U.S.C. §1082, whether or not waived; (c) terminate, or cause or allow Royal Palm, each Subsidiary Bank, and each Subsidiary to terminate, any such Pension Plan in a manner which could result in the imposition of a Lien on the Property of Borrower, Royal Palm, any Subsidiary Bank, or any Subsidiary, as the case may be, pursuant to section 4068 of ERISA, 29 U.S.C, § 1368; or (d) take, or cause or allow Royal Palm, any Subsidiary Bank, or any Subsidiary to take, any action which would constitute or give rise to a complete or partial withdrawal from a multi-employer plan within the meaning of Sections 4203 and 4205 of Title IV of ERISA. Notwithstanding any provision contained in this Section 5.08 to the contrary, an act by Borrower, Royal Palm, any Subsidiary Bank, or any Subsidiary shall not be deemed to constitute a violation of subparagraphs (a) through (d) hereof unless Lender determines in good faith that said action, individually or cumulatively with other acts of the Borrower, Royal Palm, any Subsidiary Bank, or any Subsidiary, does have or is likely to cause a significant adverse financial effect upon Borrower, Royal Palm, any Subsidiary Bank, or any Subsidiary. Borrower shall have the affirmative obligation hereunder to report to Lender any of those acts identified in subparagraphs (a) through (d) hereof, regardless of whether said act does or is likely to cause a significant adverse financial effect upon Borrower, Royal Palm, any Subsidiary Bank, or any Subsidiary, and failure by Borrower to report such act promptly upon Borrower’s becoming aware of the existence thereof shall constitute an Event of Default hereunder.
     5.09 [RESERVED]
     5.10 [RESERVED]
     5.11 Capital Adequacy Guidelines. Comply with, and it will cause Royal Palm, each Subsidiary Bank and each Subsidiary to comply with, to the extent applicable, (a) the capital adequacy guidelines for bank holding companies of The Board of Governors of the Federal Reserve System as set forth in Appendices A, B, D and E to 12 C.F.R. Part 225, (b) the capital adequacy guidelines for state member banks of The Board of Governors of the Federal Reserve System as set forth in Appendices A, B and E to 12 C.F. R. 208 and in Appendix B to 12 C.F.R. Part 225, (c) the capital adequacy guidelines for state nonmember banks of the Federal Deposit Insurance Corporation as set forth in Appendices A and B to 12 C.F.R. Part 325, (d) the capital adequacy guidelines for national banking associations of the Office of the Comptroller of the Currency as set forth in Appendices A and B to 12 C.F.R, Part 3, and (e) the capital adequacy guidelines for savings associations of the Office of Thrift Supervision as set forth in 12 C.F.R. Part 567, as from time to time amended, or in any successor law, rule or regulation of similar import (collectively, the “Capital Guidelines”). In addition, Borrower will cause each Subsidiary Bank to maintain at all times during the Term of this Agreement a “well-capitalized” rating under the Capital Guidelines.
     5.12 [RESERVED]
     5.13 Consolidated Fixed Charge Coverage Ratio. Maintain a Consolidated Fixed Charge Coverage Ratio of at least 1.10 to 1.00 for each four (4) consecutive fiscal quarter period commencing with the four (4) consecutive fiscal quarter period ending December 31, 2006.
     5.14 Notices. Notify Lender in writing of any of the following within five (5) Business Days after learning of the occurrence thereof, describing the same and, if applicable, the steps being taken by the Person(s) affected with respect thereto:
          (a) Default. The occurrence of any Default or Event of Default under this Agreement or any default or event of default by Borrower, Royal Palm, any Subsidiary Bank, or any Subsidiary under any note, indenture, loan agreement, mortgage, deed of trust, security agreement, lease or other similar agreement, document or instrument to which Borrower, Royal Palm, any Subsidiary Bank, or any Subsidiary, as the case may be, is a party or by which it is bound or to which it is subject;
          (b) Litigation. The institution of any litigation, arbitration proceeding or governmental or regulatory proceeding affecting Borrower, Royal Palm, any Subsidiary Bank, any Subsidiary, any Collateral or any Third Party Collateral, whether or not considered to be covered by insurance, in an amount of greater than $100,000;
          (c) Judgment. The entry of any judgment or decree against Borrower, Royal Palm, any Subsidiary Bank, or any Subsidiary in an amount of greater than $100,000;
          (d) Pension Plans. The occurrence of a Reportable Event with respect to any Pension Plan; the filing of a notice of intent to terminate a Pension Plan by Borrower, any ERISA Affiliate, any other Obligor, any Subsidiary, or any Subsidiary Bank; the institution of proceedings to terminate a Pension Plan by the PBGC or any other Person to terminate any Pension Plan; the withdrawal in a “complete withdrawal” or a “partial withdrawal” as defined in Sections 4203 and 4205, respectively, of ERISA by Borrower, any ERISA Affiliate, any other Obligor, any Subsidiary, or any Subsidiary Bank from any Multiemployer Plan; or the incurrence of any material increase in the contingent liability of Borrower, any other Obligor, any Subsidiary, or any Subsidiary Bank with respect to any “employee welfare benefit plan” as defined in Section 3(1) of ERISA which covers retired employees and their beneficiaries;
          (e) Change of Name. Any change in the name of Borrower, Royal Palm, any Subsidiary Bank, or any Subsidiary;
          (f) Change in Place(s) of Business. Any proposed opening, closing or other change of the chief executive office of Borrower, or the main banking branch of any Subsidiary Bank;
          (g) Environmental Matters. Receipt of any notice that the operations of Borrower, Royal Palm, any Subsidiary Bank, or any Subsidiary are not in full compliance with any of the requirements of any applicable Federal, state or local environmental, health or safety law, rule or regulation; receipt of notice that Borrower, Royal Palm, any Subsidiary Bank, or any Subsidiary is subject to any Federal, state or local investigation evaluating whether any remedial action is needed to respond to the release of any hazardous or toxic waste, substance or constituent or other substance into the environment; or receipt of notice that any of the Properties or assets of Borrower, Royal Palm, any Subsidiary Bank, or any Subsidiary are subject to an “Environmental Lien.” For purposes of this Section 5.14, “Environmental Lien” shall mean a Lien in favor of any governmental or regulatory agency, entity, authority or official for (1) any liability under Federal, state or local environmental laws, rules or regulations or (2) damages arising from or costs incurred by any such governmental or regulatory agency, entity, authority or official in response to a release of a hazardous or toxic waste, substance or constituent or other substance into the environment;
          (h) Material Adverse Effect. The occurrence of any change in the business, operations or condition, financial or otherwise, of Borrower, Royal Palm, any Subsidiary Bank, or any Subsidiary that could have a Material Adverse Effect; and
          (i) Regulatory Matters. The issuance of any cease and desist order against Borrower, Royal Palm, any Subsidiary Bank, or any Subsidiary and/or the entry of any memorandum of understanding or other agreement between Borrower, Royal Palm, any Subsidiary Bank, or any Subsidiary and any Regulatory Agency, regardless of whether the same is voluntary or involuntary.
     5.15 Utilization of Loan Proceeds. Utilize the proceeds of any advance made under the Loan solely to: (a) repay Borrower’s existing Indebtedness with Lender; (b) finance the purchase price of the Royal Palm Merger Transaction; and (c) other proper corporate purposes.
SECTION 6 — NEGATIVE COVENANTS
     Borrower covenants and agrees that, as long as any of the Obligations are outstanding, it will not, and it will not cause or permit Royal Palm, any Subsidiary Bank, or any Subsidiary to, without the prior written consent of Lender:
     6.01 Indebtedness. Create or incur any Indebtedness except (a) Indebtedness due Lender, (b) the other Indebtedness described on Schedule 4.10, and (c) Indebtedness of Subsidiary Banks to creditors in the ordinary course of their banking business.
     6.02 Merger or Consolidation etc. Merge into or consolidate with any other entity (provided that Royal Palm may merge into Borrower, and Security State Bank of Hamilton and State Bank of Augusta may merge into Marine Bank & Trust), or cause or permit any material change in the ownership of Borrower, Royal Palm, any Subsidiary Bank, or any Subsidiary, or in the identity of Borrower’s executive officers or directors (except for changes necessitated by death, incapacity, natural retirement or similar causes).
     6.03 Sale of Property. Sell, lease, transfer or otherwise dispose of any Property or assets of Borrower, Royal Palm, any Subsidiary Bank, or any Subsidiary, as the case may be, except in the ordinary course of business; provided, however, that the foregoing shall not preclude Borrower, Royal Palm, any Subsidiary Bank, or any Subsidiary from selling, leasing, transferring or otherwise disposing of less than substantially all of its assets so long as the purchase price for said assets shall be equal to or greater than the depreciated book value of said assets.
     6.04 Distributions. Declare or incur any liability to make any Distribution in respect of the capital stock of Borrower, Royal Palm, any Subsidiary Bank, or any Subsidiary, except (a) Subsidiary Banks shall be permitted to pay cash Distributions to Royal Palm and/or Borrower to the extent necessary to pay the Obligations then due and payable to Lender and which are actually applied toward payment of the Obligations; (b) Royal Palm shall be permitted to pay cash Distributions to Borrower to the extent necessary to pay the Obligations then due and payable to Lender and which are actually applied toward payment of the Obligations; and (c) so long as no Default or Event of Default under this Agreement has occurred and is continuing or is created thereby (i) Borrower shall be permitted to declare and pay cash Distributions on its capital stock in an aggregate amount of up to

Three Million Dollars ($3,000,000.00) during each calendar year ending during the Term of this Agreement, and (ii) Subsidiary Banks shall be permitted to declare and pay cash Distributions on their respective capital stock.
     6.05 Issuance of Stock etc. Authorize or issue any new types, varieties or classes of capital stock of Borrower, Royal Palm, any Subsidiary Bank, or any Subsidiary, either preferred or common, voting or nonvoting, or any bonds or debentures, subordinated or otherwise, or any stock warrants or options, or authorize or issue any additional shares of stock of any existing class of stock of Borrower, Royal Palm, any Subsidiary Bank, or any Subsidiary, or grant any person other than Lender any proxy for existing shares, or cause or allow or declare any stock splits or take any other action which could, directly or indirectly, decrease Borrower’s ownership interest in Royal Palm or which could, directly or indirectly, decrease Borrower’s ownership interests in Subsidiary Banks and its other Subsidiaries, except as described in Schedule 6.05 attached hereto.
     6.06 Capital Expenditures. Make any capital expenditures, enter into any Capitalized Leases or obtain any purchase money financing, except that (a) Borrower or Mercantile Trust & Savings Bank make capital expenditures in 2006 and 2007 in connection with the proposed construction of a new main banking facility for Mercantile Trust & Savings Bank, and (b) Borrower, Royal Palm, the Subsidiary Banks and the Subsidiaries may make other capital expenditures, acquire assets subject to purchase money liens given by Borrower or retained by the seller thereof, and enter into Capitalized Leases, provided such expenditures and Capitalized Leases do not exceed Two Million Dollars ($2,000,000.00) in the aggregate on a combined basis during any consecutive twelve (12) month period during the term of this Agreement.
     6.07 Default. Allow to occur, or to continue unremedied, any act, event or condition which constitutes an event of default, or which, with the passage of time or giving of notice, or both, would constitute an event of default under, any agreement, document or instrument to which Borrower, Royal Palm, any Subsidiary Bank, or any Subsidiary is a party or by which Borrower, Royal Palm, any Subsidiary Bank, or any Subsidiary may be bound.
     6.08 Investments. Make any advances or loans or extensions of credit to, purchase any stock, bonds, notes, debentures or other securities of, make any expenditures on behalf of or in any manner assume liability (direct, contingent or otherwise) for the Indebtedness of, any Person, except (a) such Guarantees, loans, advances and/or investments made by Subsidiary Banks in the ordinary course of their banking business (whether or not such investments fall within any of the other exceptions set forth in clauses (c), (d) or (e) below), (b) loans or advances from Borrower to any Subsidiary Bank, (c) investments in certificates of deposit, repurchase agreements or other short-term direct obligations of any commercial bank located in the United States of America having capital resources in excess of $20,000,000.00 (provided, however, that such certificates of deposit, repurchase agreements and/or other short-term direct obligations shall mature not more than one (1) year from the date of acquisition thereof), (d) investments in obligations of the United States government or any agency thereof which are backed by the full faith and credit of the United States (provided, however, that such obligations shall mature not more than one (1) year from the date of acquisition thereof) and (e) shares of stock, obligations and/or other securities received in settlement of claims arising in the ordinary course of business.
     6.09 Liens. Create, incur, assume, permit the imposition of or allow the continuance of any Lien on any of the Property or assets of Borrower, Royal Palm, any Subsidiary Bank, or any Subsidiary (including the stock of any Subsidiary Banks), except for (i) Liens securing government deposits at Subsidiary Banks; (ii) Liens on Property or assets acquired by any of Subsidiary Banks by foreclosure or by deed in lieu of foreclosure; (iii) liens expressly permitted, or consented to, by Lender; (iv) liens of judgment creditors provided such liens do not exceed, in the aggregate, at any time, $50,000, other than liens bonded or insured to the reasonable satisfaction of Lender; (v) liens for taxes not yet due and payable or which are being diligently contested in good faith by Borrower, Royal Palm, any Subsidiary

Bank, or any Subsidiary by appropriate proceedings; and (vi) the Liens listed on Schedule 4.11 attached hereto; and (vii) subject to the limitation of Section 6.06 above, liens on any Property acquired after the date hereof, provided that each such lien shall attach only to the Property acquired.
     6.10 Subsidiaries and Related Companies. Other than as permitted by this Agreement (a) Transfer any Property to any Related Party, (b) purchase or sign any agreement to purchase any securities of any Related Party (whether debt, equity or otherwise), underwrite or guarantee the same, or otherwise become obligated with respect thereto, or (c) take any other action or permit any action to be taken with respect to any Related Party which would jeopardize either Borrower’s ability to repay the Loans, or any portion thereof, as the same becomes due and payable, or the security given to Lender with respect to the Loans.
     6.11 Use of Proceeds.Without Lender’s prior written consent, permit any proceeds of any advance under the Loans to be used either directly or indirectly for the purpose (whether immediate, incidental or ultimate) of “purchasing or carrying any margin stock” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System, as from time to time amended.
     6.12 Non-Performing Assets. Permit the aggregate amount of Non-Performing Assets of all Subsidiary Banks on a combined basis to equal or exceed Fifteen Percent (15%) of the then Primary Capital of all Subsidiary Banks at anytime during the term of this Agreement, as determined according to GAAP.
     6.13 Nature of Business. Conduct or engage in any business if, as a result thereof, the general nature of the business which would thereafter be engaged in by Borrower, Royal Palm, Subsidiary Bank, or any Subsidiary, as the case may be, would be substantially changed from the general nature of the business engaged in on the date of this Agreement by Borrower, Royal Palm, any Subsidiary Bank, or any Subsidiary, as the case may be.
     6.14 Other Agreements. Enter into any agreement containing any provision which would be violated or breached by the performance of its obligations hereunder or under any instrument or document delivered or to be delivered by it hereunder or in connection herewith.
     6.15 Management and Employment Contracts. Except for the agreements described in Schedule 6.15, allow any Subsidiary Bank to enter into any written management agreements or written employment contracts or any other similar contracts or agreements providing for total compensation in excess of $6,000,000 in the aggregate for all such contracts and agreements during any consecutive twelve (12) month period during the term of this Agreement, unless the same are terminable by such Subsidiary Bank without penalty at any time in its sole and absolute discretion.
SECTION 7 — EVENTS OF DEFAULT
     If any of the following (each, an “Event of Default”) shall occur and be continuing, unless otherwise waived in writing by Lender:
     7.01 Borrower shall fail to pay any of the Obligations as and when the same shall become due and payable, whether by reason of demand, maturity, acceleration or otherwise, and any such failure shall remain unremedied for five (5) days;
     7.02 Any representation or warranty of Borrower, Royal Palm, and/or Subsidiary Bank made in this Agreement or in any of the other Transaction Documents or in any certificate, agreement, instrument or statement furnished or made or delivered pursuant hereto or thereto or in connection herewith or therewith, shall prove to have been untrue or incorrect in any material respect when made or effected;

     7.03 Borrower shall fail to perform or observe any term, covenant or provision contained in sections 5.11, 5.13, 5.14, 5.15 or Section 6 hereof;
     7.04 Borrower shall fail to perform or observe any other term, covenant or provision contained in this Agreement, and any such failure shall remain unremedied for thirty (30) days after the earlier of (a) written notice of default is given to Borrower by Lender or (b) any executive officer of Borrower obtaining actual knowledge of such failure;
     7.05 This Agreement or any of the other Transaction Documents shall at any time for any reason cease to be in full force and effect or shall be declared to be null and void by a court of competent jurisdiction, or if the validity or enforceability hereof or thereof shall be contested or denied by Borrower, Royal Palm or any Obligor, or if Borrower, Royal Palm or any Obligor shall deny that it has any further liability or obligation hereunder or thereunder or if Borrower, Royal Palm or any Obligor shall fail to comply with or observe any of the terms, provisions or conditions contained in any of the Transaction Documents (other than this Agreement);
     7.06 An “Event of Default” (as defined therein) shall occur under or within the meaning of the Borrower Pledge or Subsidiary Pledge;
     7.07 [RESERVED];
     7.08 Borrower, Royal Palm, any Subsidiary Bank, any Subsidiary or any other Obligor shall (a) voluntarily commence any proceeding or file any petition seeking relief under Title 11 of the United States Code or any other Federal, state or foreign bankruptcy, insolvency, receivership, liquidation or similar law, (b) consent to the institution of, or fail to contravene in a timely and appropriate manner, any such proceeding or the filing of any such petition, (c) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator or similar official of itself, himself or herself or of a substantial part of its Property or assets, (d) file an answer admitting the material allegations of a petition filed against itself, himself or herself in any such proceeding, (e) make a general assignment for the benefit of creditors, (f) become unable, admit in writing its, his or her inability or fail generally to pay its, his or her debts as they become due, (g) become insolvent in either the equity or bankruptcy sense of the term or (h) take any corporate or other action for the purpose of effecting any of the foregoing;
     7.09 An involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (a) relief in respect of Borrower, Royal Palm, any Subsidiary Bank, any Subsidiary or any other Obligor, or of a substantial part of the Property or assets of Borrower, Royal Palm, any Subsidiary Bank, any Subsidiary or any other Obligor, under Title 11 of the United States Code or any other Federal, state or foreign bankruptcy, insolvency, receivership, liquidation or similar law, (b) the appointment of a receiver, trustee, custodian, sequestrator or similar official of Borrower, Royal Palm, any Subsidiary Bank, any Subsidiary or any other Obligor or of a substantial part of the Property or assets of Borrower, Royal Palm, any Subsidiary Bank, any Subsidiary or any other Obligor or (c) the winding-up or liquidation of Borrower, Royal Palm, any Subsidiary Bank, any Subsidiary or any other Obligor; and any such proceeding or petition shall continue undismissed for sixty (60) consecutive days or an order or decree approving or ordering any of the foregoing shall continue unstayed and in effect for sixty (60) consecutive days;
     7.10 Any Subsidiary Bank shall be placed in receivership by any Regulatory Agency;
     7.11 Any Regulatory Agency shall notify any Subsidiary Bank that its capital has been impaired and such Subsidiary Bank does not cure such impairment within five (5) Business Days after receipt of such notice;
     7.12 Any Subsidiary Bank shall cease to be an “insured bank” under or within the meaning of the Federal Deposit Insurance Act of 1959, as amended, or a cease and desist order, memorandum of understanding or other agreement shall be issued by any Regulatory Authority against or affecting Borrower, Royal Palm, any Subsidiary Bank, any Subsidiary or any other Obligor which (in Lender’s reasonable opinion) has or could have a Material Adverse Effect on the business, operation or condition, financial or otherwise, of Borrower, Royal Palm, any Subsidiary Bank, any Subsidiary or any other Obligor;
     7.13 Any litigation or governmental or regulatory proceeding is instituted against Borrower, Royal Palm, any Subsidiary Bank, any Subsidiary or any other Obligor which, in Lender’s reasonable opinion, will have a Material Adverse Effect on the financial condition of Borrower, Royal Palm, any Subsidiary Bank, any Subsidiary or any other Obligor or on the continued operation of Borrower, Royal Palm, any Subsidiary Bank, any Subsidiary or any other Obligor, after taking into account insurance coverage and reserves therefor (if any);
     7.14 Any Property of Borrower, Royal Palm, any Subsidiary Bank, any Subsidiary or any other Obligor shall be seized, attached or levied upon, unless released within thirty (30) days after the date upon which Borrower, Royal Palm, any Subsidiary Bank, any Subsidiary or any other Obligor obtains actual notice or knowledge thereof;
     7.15 Borrower, Royal Palm, any Subsidiary Bank, any Subsidiary or any other Obligor shall have a judgment entered against it by a court having jurisdiction in the premises, and such judgment shall not be appealed in good faith or satisfied by Borrower, Royal Palm, any Subsidiary Bank or such Obligor, as the case may be, within thirty (30) days after the entry of such judgment;
     7.16 Borrower, Royal Palm, any Subsidiary Bank, any Subsidiary or any other Obligor shall fail (and such failure shall not have been cured or waived) to perform or observe any term, provision or condition of, or any other default or event of default shall occur under, any agreement, document or instrument evidencing or securing any outstanding indebtedness of Borrower, Royal Palm, any Subsidiary Bank, any Subsidiary or any other Obligor, as the case may be, for borrowed money (other than the Obligations), if the effect of such failure or default is to cause or permit such indebtedness to be declared to be due and payable or otherwise accelerated, or required to be prepaid (other than by a regularly scheduled required prepayment), prior to the stated maturity thereof;
     7.17 The institution by Borrower, Royal Palm, any ERISA Affiliate, any Subsidiary Bank, or any Subsidiary of steps to terminate any Pension Plan if, in order to effectuate such termination, Borrower, Royal Palm, any ERISA Affiliate, any Subsidiary Bank, or any Subsidiary would be required to make a contribution to such Pension Plan or would incur a liability or obligation to such Pension Plan in excess of $50,000; or the institution by the PBGC of steps to terminate any Pension Plan;
     7.18 Borrower, Royal Palm, any Subsidiary Bank, any Subsidiary or any other Obligor shall be declared by Lender to be in default on, or pursuant to the terms of, (a) any other present or future obligation to Lender, including, without limitation, any other loan, line of credit, revolving credit, guaranty or letter of credit reimbursement obligation, or (b) any other present or future agreement purporting to convey to Lender a Lien upon any of the Property or assets of Borrower, Royal Palm, any Subsidiary Bank, any Subsidiary or any other Obligor;
THEN, and in each such event (other than an event described in Sections 7.08, 7.09 or 7.10), Lender may declare the entire outstanding principal balance of and all accrued and unpaid interest on the Notes issued under this Agreement and all other amounts payable by Borrower hereunder to be immediately due and payable, whereupon all of such outstanding principal balance and accrued and unpaid interest and all such other amounts shall become and be immediately due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by Borrower, and Lender may exercise any and all other rights and remedies which it may have under any of the other Transaction Documents or under applicable law; provided, however, that upon the occurrence of any event described in Sections 7.08, 7.09 or 7.10, the entire outstanding principal balance of and all accrued and unpaid interest on the Notes issued under this Agreement and all other amounts payable by Borrower hereunder shall automatically become immediately due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by Borrower, and Lender may exercise any and all other rights and remedies which it may have under any of the other Transaction Documents or under applicable law.
SECTION 8 — GENERAL
     8.01 No Waiver. No failure or delay by Lender or the holder of the Notes in exercising any right, remedy, power or privilege hereunder or under any other Transaction Document shall operate as a waiver thereof; nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The remedies provided herein and in the other Transaction Documents are cumulative and not exclusive of any remedies provided by law. Nothing herein contained shall in any way affect the right of Lender to exercise any statutory or common law right of banker’s lien or set-off.
     8.02 Right of Set-Off. Upon the occurrence and during the continuance of any Event of Default under this Agreement, Lender is hereby authorized at any time and from time to time to set-off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and any and all other indebtedness at any time owing by Lender to or for the credit or the account of Borrower against any and all of the Obligations irrespective of whether or not Lender shall have made any demand hereunder or thereunder. Lender agrees promptly to notify Borrower after any such set-off and application made by Lender, provided, however, that the failure to give such notice shall not affect the validity of such set-off and application. The rights of Lender under this Section 8.02 are in addition to any other rights and remedies (including, without limitation, other rights of set-off) which Lender may have. Nothing contained in this Agreement or any other Transaction Document shall impair the right of Lender to exercise any right of set-off or counterclaim it may have against Borrower and to apply the amount subject to such exercise to the payment of indebtedness of Borrower unrelated to this Agreement or the other Transaction Documents.
     8.03 Cost and Expenses. Borrower agrees to pay (a) all out-of-pocket costs and expenses of Lender in connection with the preparation, negotiation and execution of this Agreement, the Note and the other Transaction Documents, including, without limitation, reasonable Attorneys’ Fees, provided that such Attorneys’ Fees shall not exceed $6,000, (b) all recording and filing fees incurred in connection with this Agreement and the other Transaction Documents, (c) all out-of-pocket expenses of Lender in connection with the preparation of any waiver or consent hereunder or any amendment hereof or any Event of Default or alleged Event of Default hereunder, including, without limitation, reasonable Attorneys’ Fees, (d) if an Event of Default occurs, all out-of-pocket costs and expenses incurred by Lender, including, without limitation, reasonable Attorneys’ Fees, in connection with such Event of Default and collection and other enforcement proceedings resulting there from and (e) all other Attorneys’ Fees incurred by Lender relating to or arising out of or in connection with this Agreement or any of the other Transaction Documents.
     8.04 Environmental Indemnity. Borrower hereby agrees to indemnify Lender and hold Lender harmless from and against any and all losses, liabilities, damages, injuries, costs, expenses and claims of any and every kind whatsoever (including, without limitation, court costs and Attorneys’ Fees) which at any time or from time to time may be paid, incurred or suffered by, or asserted against, Lender for, with respect to or as a direct or indirect result of the violation by Borrower, Royal Palm, any Subsidiary Bank, or any Subsidiary of any laws or regulations relating to solid waste and/or hazardous waste treatment, storage, disposal, generation and transportation, air, water and/or noise pollution, soil or ground or water contamination, the handling, storage or release into the environment of hazardous materials or hazardous substances, and the transportation of hazardous materials (“Environmental Laws”) or with respect to, or as a direct or indirect result of the presence on or under, or the escape, seepage, leakage, spillage, discharge, emission or release from, properties utilized by Borrower, Royal

Palm, any Subsidiary Bank, or any Subsidiary in the conduct of their respective businesses into or upon any land, the atmosphere or any watercourse, body of water or wetland, of any hazardous material or substances (including, without limitation, any losses, liabilities, damages, injuries, costs, expenses or claims asserted or arising under the Environmental Laws); and the provisions of and undertakings and indemnification set out in this Section 8.04 shall survive the satisfaction and payment of the Obligations and termination of this Agreement.
     8.05 General Indemnity. In addition to the payment of expenses pursuant to Section 9.03, whether or not the transactions contemplated hereby shall be consummated, Borrower hereby agrees to indemnify, pay and hold Lender and any holder of any of the Notes, and the officers, directors, employees, agents and affiliates of Lender and such holder(s) (collectively called the “Indemnitees”) harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (including, without limitation, the reasonable fees and disbursements of counsel for such indemnities in connection with any investigative, administrative or judicial proceeding commenced or threatened, whether or not such Indemnitees shall be designated a party thereto), that may be imposed on, incurred by or asserted against the Indemnitees, in any manner relating to or arising out of this Agreement, the other Transaction Documents, or other agreements executed and delivered by Borrower, Royal Palm, or any other Obligor in connection herewith, the statements contained in any commitment letters delivered by Lender, Lender’s agreement to make the Loan hereunder or the use or intended use of the proceeds of the Loan hereunder (the “Indemnified Liabilities”): that Borrower shall have no obligation to the Indemnitees with respect to Indemnified Liabilities arising from the negligence or willful misconduct of the Indemnitees as determined by a court of competent jurisdiction. To the extent that the undertaking to indemnify, pay and hold harmless set forth in the preceding sentence may be unenforceable because it is violative of any law or public policy, Borrower shall contribute the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by the Indemnitees or any of them. The provisions of the undertakings and indemnification set out in this Section 8.05 shall survive satisfaction and payment of the Obligations and termination of this Agreement.
     8.06 Authority to Act. Lender shall be entitled to act on any notices and instructions (telephonic or written) reasonably believed by Lender to have been delivered by any Person authorized to act on behalf of Borrower pursuant hereto, regardless of whether such notice or instruction was in fact delivered by a Person authorized to act on behalf of Borrower, and Borrower hereby agrees to indemnify Lender and hold Lender harmless from and against any and all losses and expenses, if any, ensuing from any such action.
     8.07 Notices. Each notice, request, demand, consent, confirmation and/or other communication under this Agreement shall be in writing and delivered in person or sent by telecopy, recognized overnight courier or registered or certified mail, return receipt requested and postage prepaid, to the applicable party at its address or telecopy number set forth on the signature page(s) of this Agreement, or at such other address or telecopy number as any party hereto may designate as its address or telecopy number for communications under this Agreement by notice so given. Such notices shall be deemed effective on the day on which delivered or sent if delivered in person or sent by telecopy, on the first (1st) Business Day after the day on which sent, if sent by recognized overnight courier or on the third (3rd) Business Day after the day on which mailed, if sent by registered or certified mail,
     8.08 CONSENT TO JURISDICTION WAIVER OF JURY TRIAL. BORROWER IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF ANY MISSOURI STATE COURT SITTING IN ST. LOUIS COUNTY, MISSOURI, OR ANY UNITED STATES OF AMERICA COURT SITTING IN THE EASTERN DISTRICT OF MISSOURI, AS LENDER MAY ELECT, IN ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT. BORROWER HEREBY IRREVOCABLY AGREES THAT

ALL CLAIMS IN RESPECT TO SUCH SUIT, ACTION OR PROCEEDING MAYBE HELD AND DETERMINED IN ANY OF SUCH COURTS. BORROWER IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH BORROWER MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT, AND BORROWER FURTHER IRREVOCABLY WAIVES ANY CLAIM THAT SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. BORROWER HEREBY EXPRESSLY WAIVES ALL RIGHTS OF ANY OTHER JURISDICTION WHICH BORROWER MAY NOW OR HEREAFTER HAVE BY REASON OF ITS PRESENT OR SUBSEQUENT DOMICILES. BORROWER AUTHORIZES THE SERVICE OF PROCESS UPON BORROWER BY REGISTERED MAIL SENT TO BORROWER AT ITS ADDRESS SET FORTH IN SECTION 8.07. BORROWER AND LENDER IRREVOCABLY WAIVE THE RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY ACTION IN WHICH BORROWER AND LENDER ARE PARTIES.
     8.09 Lender’s Books and Records. Lender’s books and records showing the account between Borrower and Lender shall be admissible in evidence in any action or proceeding and shall constitute prima facie proof thereof.
     8.10 Governing Law: Amendments. This Agreement, the Note, Borrower Pledge, Subsidiary Pledge and all of the other Transaction Documents shall be governed by and construed in accordance with the internal laws of the State of Missouri, and this Agreement and the other Transaction Documents may not be changed, nor may any term, condition or Event of Default be waived, modified or discharged orally but only by an agreement in writing, signed by the party against whom enforcement of any waiver, change, modification or discharge is sought.
     8.11 References: Headings for Convenience. Unless otherwise specified herein, all references herein to Section numbers refer to section numbers of this Agreement, and all references herein to Schedules 2.01(b), 4.05, 4.08, 4.10, 4.11, 4.14, 6.05, or 6.15 or Exhibits A, B, or C refer to attached Schedules 2.01(b), 4.05, 4.08, 4.10, 4.11, 4.14, 6.05, or 6.15, or Exhibits A, B, or C, which are hereby incorporated herein by reference. The section headings are furnished for the convenience of the parties and are not to be considered in the construction or interpretation of this Agreement.
     8.12 Binding Agreement. This Agreement shall be binding upon and inure to the benefit of Borrower and its successors and Lender and its successors and assigns. Borrower may not assign or delegate any of its rights or obligations under this Agreement without Lender’s prior written consent.
     8.13 Severability. In the event any one or more of the provisions contained in this Agreement should be invalid, illegal or unenforceable in any respect the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.
     8.14 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
     8.15 Resurrection of Obligations To the extent that Lender receives any payment on account of any of the Obligations, and any such payment(s) or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside, subordinated and/or required to be repaid to a trustee, receiver or any other Person under any bankruptcy act, state or Federal law, common law or equitable cause, then, to the extent of such payment(s) received, the Obligations or part thereof intended to be satisfied and any and all liens, security interests, mortgages, deeds of trust and/or other encumbrances upon or pertaining to any assets of Borrower and theretofore created and/or existing in favor of Lender as security for the payment of such the Obligations shall be revived and continue in full force and effect, as if such payment(s) had not been received by Lender and applied on account of the Obligations.

     8.16 Entire Agreement This Agreement embodies the entire agreement and understanding between the parties hereto and supersedes all prior agreements and understandings (oral or written) relating to the subject matter hereof. This Agreement shall amend, restate and replace the Original Agreement.
     8.17 Notice Required by Section 432.047 R. S. Mo. This notice is provided pursuant to Section 432,047 R.S.Mo. As used herein, “creditor” means Lender and “this writing” means this Agreement and the other Transaction Documents. ORAL AGREEMENTS OR COMMITMENTS TO LOAN MONEY, EXTEND CREDIT OR TO FORBEAR FROM ENFORCING REPAYMENT OF A DEBT INCLUDING PROMISES TO EXTEND OR RENEW SUCH DEBT ARE NOT ENFORCEABLE, REGARDLESS OF THE LEGAL THEORY UPON WHICH IT IS BASED THAT IS IN ANY WAY RELATED TO THE CREDIT AGREEMENT. TO PROTECT YOU (BORROWER(S)) AND US (CREDITOR) FROM MISUNDERSTANDING OR DISAPPOINTMENT, ANY AGREEMENTS WE REACH COVERING SUCH MATTERS ARE CONTAINED IN THIS WRITING, WHICH IS THE COMPLETE AND EXCLUSIVE STATEMENT OF THE AGREEMENT BETWEEN US, EXCEPT AS WE MAY LATER AGREE IN WRITING TO MODIFY IT.
     8.18 USA PATRIOT Act. Lender hereby notifies Borrower that pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L 107-56 (signed into law October 26, 2001) (the “Act”), it is required to obtain, verify and record information that identifies Borrower, which information includes the name and address of Borrower and other information that will allow Lender to identify Borrower in accordance with the Act.
     IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.
(SIGNATURES ON FOLLOWING PAGE)

SIGNATURE PAGE-
THIRD AMENDED AND RESTATED LOAN AGREEMENT

Borrower:

MERCANTILE BANCORP, INC.

By:	/s/ Dan S. Dugan

Dan S. Dugan, Chairman, President & CEO
Address:	440 Maine Street P.O. Box 371 Quincy, Illinois 62301
Attention:

Telecopier:	(___)
Lender:

U.S. BANK NATIONAL ASSOCIATION

By:	/s/ Gary D. Taylor

Gary D. Taylor, Vice President
Address:	One US Bank Plaza
7th Street & Washington Avenue St. Louis, Missouri 63101
Attention: Correspondent Banking Department

Telecopier:	(314) 418-8394

SCHEDULE 2.01(b)
(Authorized Individuals)
Dan S. Dugan, Chairman, President & CEO
Ted T. Awerkamp, Vice President & Secretary
Michael P. McGrath, Vice President & Treasurer
Daniel J. Cook, Vice President- Investments

SCHEDULE 4.05

(Litigation)

None.

SCHEDULE 4.08
(Subsidiaries)
Mid-America Bancorp, Inc.
     Heartland Bank
Farmers State Bank of Northern Missouri
New Frontier Bancshares, Inc.
     NFBI Capital Trust I
     New Frontier Bank
     New Frontier Personal Investment Centers, Inc.
Mercantile Bancorp Capital Trust I
Mercantile Bancorp Capital Trust II
Mercantile Bancorp Capital Trust III
Brown County State Bank
Perry State Bank
Marine Bank & Trust
Mercantile Merger Corp.
Mercantile Trust & Savings Bank
     Mercantile Investments Inc.
Royal Palm Bancorp, Inc.
     The Royal Palm Bank of Florida

SCHEDULE 4.10
(Other Loans and Guarantees)
Trust Preferred Securities:
Mercantile Bancorp Capital Trust I
Mercantile Bancorp Capital Trust II
Mercantile Bancorp Capital Trust Ill
NFBI Capital Trust I

SCHEDULE 4.11
(Liens)
The Liens permitted under Section 6.09 and the following Liens reflected in the lien search results received by Lender prior to execution of this Agreement:
Liens granted by Mercantile Trust & Savings Bank in favor of the Federal Home Loan Bank of Chicago.
Liens granted by The Royal Palm Bank of Florida in favor of Resun Leasing, Incorporated and the the Federal Home Loan Bank of Atlanta.
Real estate tax liens against the real Property of Borrower’s Subsidiaries to the extent that such real estate taxes are not yet due.

SCHEDULE 4.14

(Stock of Subsidiary Banks)

Subsidiary Bank	Owner	Authorized Capital	Par Value
Heartland Bank	Mid-America Bancorp, Inc.	3,000 shares	$100.00

Farmers State Bank of Northern Missouri	Mercantile Bancorp, Inc.	2,700 shares	$100.00

New Frontier Bank	New Frontier Bancshares, Inc.	30,000 shares	$100.00

Brown County State Bank	Mercantile Bancorp, Inc.	3,000 shares	$100.00

Perry State Bank	Mercantile Bancorp, Inc.	2,700 shares	$100.00

Marine Bank & Trust	Mercantile Bancorp, Inc.	13, 010 shares	$100.00

Mercantile Trust & Savings Bank	Mercantile Bancorp, inc.	360,000 shares	$ 6.25

The Royal Palm Bank of Florida	Royal Palm Bancorp, Inc.	3,000,000 shares	$ 5.00

Shares Owned by Owner
Heartland Bank	3,000 shares

Farmers State Bank of Northern Missouri	2,700 shares

New Frontier Bank	30,000 shares

Brown County State Bank	3,000 shares

Perry State Bank	2,700 shares

Marine Bank & Trust	13,010 shares

Mercantile Trust & Savings Bank	360,000 shares

The Royal Palm Bank of Florida	1,038 ,294 shares

SCHEDULE 6.05
(Issuance of Stock etc.)
Stock warrants or options, or authorization or issuance of additional shares of stock of any existing class of stock of Mid-America Banccorp, Inc. or New Frontier Bancshares, Inc.
Mid-America Bancorp, Inc. — The following is a list of employees at Mid-America Bancorp, Inc. that have entered into Nonqualified Stock Option Agreements.
Michael F. Tomandl
Joseph P. O’Flaherty
Amy D. Hulse
Mark Fitzpatrick
Michael J. Corless
Martin G. Baughman

SCHEDULE 6.15
(Management Agreements and Employment Contracts)
1. Farmers State Bank of Northern Missouri — The following is a list of employees at Farmers State Bank of Northern Missouri that have entered into Advanced Compensation Agreements, Employment Agreements and Financial Advisor Agreements.
Richard Allen Heck
James T. Utley
D. Kent Anderson
Chuck W. Sinclair
Donald Eggebrecht
2. Heartland Bank — Heartland Bank entered into a Mortgage Loan Officer Compensation Agreement with Craig Leible, a copy of which is attached hereto and made a part hereof. Heartland Bank entered into an Advanced Compensation Agreement and an Employment Agreement with Joseph P. Gravino.
3. The Royal Palm Bank of Florida has entered into an Employment Agreement with Arnold J. Haake dated February 21, 2003, as amended by Amendments dated February 20, 2006 and June 20, 2006.
4. Mercantile Trust & Savings Bank has entered into Salary Continuation Agreements with Dan S. Dugan and Ted T. Awerkamp dated December 8, 1994 and the Amendments thereto dated April 26, 2004.
5. Marine Bank & Trust has entered into a Salary Continuation Agreement with Jerald L. Bartell dated December 8, 1994 and the Amendment thereto dated April 26, 2004.

EXHIBIT A

(Form of Revolving Note)
REVOLVING CREDIT NOTE

$15,000,000.00	St. Louis, Missouri
November 10, 2006
     FOR VALUE RECEIVED, on the last day of the Revolving Credit Period (as defined in the Loan Agreement [defined below]), the undersigned, MERCANTILE BANCORP, INC., a Delaware corporation (“Borrower”), hereby promises to pay to the order of U.S. BANK NATIONAL ASSOCIATION, a national banking association (“Lender”), the principal sum of Fifteen Million Dollars ($15,000,000.00), or such lesser sum as may then constitute the aggregate unpaid principal amount of all Revolving Loans made by Lender to Borrower pursuant to the Loan Agreement. The aggregate principal amount of Loan advances which Lender shall be committed to have outstanding under this Revolving Credit Note (this “Note”) at any one time shall not exceed Fifteen Million Dollars ($15,000,000.00), which amount may be borrowed, paid, reborrowed and repaid, in whole or in part, subject to the terms and conditions of this Note and of the Loan Agreement.
     Borrower further promises to pay to the order of Lender interest on the unpaid principal balance from time to time outstanding under this Note at the rate(s) and on the dates set forth in the Loan Agreement.
     All payments received by Lender under this Note shall be allocated among the principal, interest, collection costs and expenses and other amounts due under this Note in such order and manner as Lender shall elect. The amount of interest accruing under this Note shall be computed on an actual day, 360-day year basis.
     All payments of principal and interest under this Note shall be made in lawful currency of the United States in Federal or other immediately available funds at the office of Lender situated at One US Bank Plaza, 7lh Streets Washington Avenue, St. Louis, Missouri 63101, or at such other place as Lender may from time to time designate in writing.
     Lender shall record in its books and records the date and amount of each Loan advance made by it to Borrower under this Note and the date and amount of each payment of principal and/or interest made by Borrower with respect thereto; provided, however, that the obligation of Borrower to repay each Loan advance made to Borrower under this Note shall be absolute and unconditional, notwithstanding any failure of Lender to make any such recordation or any mistake by Lender in connection with any such recordation. The books and records of Lender showing the account between Lender and Borrower shall be admissible in evidence in any action or proceeding and shall constitute prima facie proof of the items therein set forth.
     This Note is the Revolving Note referred to in the Third Amended and Restated Loan Agreement dated as of the date hereof by and between Borrower and Lender, as the same may from time to time be amended, modified, extended, renewed or restated (the “Loan Agreement”; all capitalized terms used and not otherwise defined in this Note shall have the respective meanings ascribed to them in the Loan Agreement). The Loan Agreement, among other things, contains provisions for acceleration of the maturity of this Note upon the occurrence of certain stated events and also for prepayments on account of the principal of this Note and interest on this Note prior to the maturity of this Note upon the terms and conditions specified therein.
     If Borrower shall fail to make any payment of any principal of or interest on this Note as and when the same shall become due and payable whether by reason of demand, maturity, acceleration or otherwise, and any such failure shall remain unremedied for five (5) days, or if any other Event of Default shall occur under or within the meaning of the Loan Agreement, then Lender’s obligation to make additional Loan advances under this Note may be terminated in the manner and with the effect as provided in the Loan Agreement and the entire outstanding principal balance of this Note and all accrued and unpaid interest thereon may be declared to be immediately due and payable in the manner and with the effect as provided in the Loan Agreement.
     In the event that any payment of any principal of or interest on this Note is not paid when due, whether by reason of maturity, acceleration or otherwise, and this Note is placed in the hands of an attorney or attorneys for collection, or if this Note is placed in the hands of an attorney or attorneys for representation of Lender in connection with bankruptcy or insolvency proceedings relating to or affecting this Note, Borrower hereby promises to pay to the order of Lender, in addition to all other amounts otherwise due on, under or in respect of this Note, the costs and expenses of such collection, foreclosure and representation, including, without limitation, reasonable attorneys’ fees and expenses (whether or not litigation shall be commenced in aid thereof). All parties hereto severally waive presentment for payment, demand for payment, protest, notice of protest and notice of dishonor.
     This Note shall be governed by and construed in accordance with the substantive laws of the State of Missouri (without reference to conflict of law principles).

Borrower:

MERCANTILE BANCORP, INC.

By:	/s/ Dan S. Dugan

Dan S. Dugan, Chairman, President & CEO

EXHIBIT B
(Form of Term Note)
TERM LOAN PROMISSORY NOTE

$15,000,000.00	St. Louis, Missouri
November 10, 2006
     FOR VALUE RECEIVED, the undersigned, MERCANTILE BANCORP, INC., a Delaware corporation (“Borrower”), promises to pay to the order of U.S. BANK NATIONAL ASSOCIATION, a national banking association (“Lender”), the principal sum of Fifteen Million Dollars ($15,000,000.00) or, if less, the aggregate unpaid principal amount of all advances made by Lender to Borrower and evidenced by this Term Loan Promissory Note (this “Note”). The principal amount of this Note shall be due and payable in the amounts and on the dates set forth in the Loan Agreement (defined below). Borrower further promises to pay to the order of Lender interest on the unpaid principal balance from time to time outstanding under this Note at the rate(s) and on the dates set forth in the Loan Agreement.
     All payments received by Lender under this Note shall be allocated among the principal, interest, collection costs and expenses and other amounts due under this Note in such order and manner as Lender shall elect. The amount of interest accruing under this Note shall be computed on an actual day, 360-day year basis.
     All payments of principal and interest under this Note shall be made in lawful currency of the United States in Federal or other immediately available funds at the office of Lender situated at One US Bank Plaza, 7th Street & Washington Avenue, St. Louis, Missouri 63101, or at such other place as Lender may from time to time designate in writing.
     Lender shall record in its books and records the date and amount of each Loan advance made by it to Borrower under this Note and the date and amount of each payment of principal and/or interest made by Borrower with respect thereto; provided, however, that the obligation of Borrower to repay each Loan advance made to Borrower under this Note shall be absolute and unconditional, notwithstanding any failure of Lender to make any such recordation or any mistake by Lender in connection with any such recordation. The books and records of Lender showing the account between Lender and Borrower shall be admissible in evidence in any action or proceeding and shall constitute prima facie proof of the items therein set forth.
     This Note is the Term Note referred to in the Third Amended and Restated Loan Agreement dated as of the date hereof by and between Borrower and Lender, as the same may from time to time be amended, modified, extended, renewed or restated (the “Loan Agreement”; all capitalized terms used and not otherwise defined in this Note shall have the respective meanings ascribed to them in the Loan Agreement). The Loan Agreement, among other things, contains provisions for acceleration of the maturity of this Note upon the occurrence of certain stated events and also for prepayments on account of the principal of this Note and interest on this Note prior to the maturity of this Note upon the terms and conditions specified therein.
     If Borrower shall fail to make any payment of any principal of or interest on this Note as and when the same shall become due and payable whether by reason of demand, maturity, acceleration or otherwise, and any such failure shall remain unremedied for five (5) days, or if any other Event of Default shall occur under or within the meaning of the Loan Agreement, then Lender’s obligation to make additional Loan advances under this Note may be terminated in the manner and with the effect as provided in the Loan Agreement and the entire outstanding principal balance of this Note and all accrued and unpaid interest thereon may be declared to be immediately due and payable in the manner and with the effect as provided in the Loan Agreement.
     In the event that any payment of any principal of or interest on this Note is not paid when due, whether by reason of maturity, acceleration or otherwise, and this Note is placed in the hands of an attorney or attorneys for collection, or if this Note is placed in the hands of an attorney or attorneys for representation of Lender in connection with bankruptcy or insolvency proceedings relating to or affecting this Note, Borrower hereby promises to pay to the order of Lender, in addition to all other amounts otherwise due on, under or in respect of this Note, the costs and expenses of such collection, foreclosure and representation, including, without limitation, reasonable attorneys’ fees and expenses (whether or not litigation shall be commenced in aid thereof). All parties hereto severally waive presentment for payment, demand for payment, protest, notice of protest and notice of dishonor. This Note shall be governed by and construed in accordance with the substantive laws of the State of Missouri (without reference to conflict of law principles).

Borrower;

MERCANTILE BANCORP, INC.

By:	/s/ Dan S. Dugan

Dan S. Dugan, Chairman, President & CEO

EXHIBIT C
(Form of Certificate)
                                        , 200_
U.S. Bank National Association
One US Bank Plaza
7th Street & Washington Avenue
St. Louis, Missouri 63101
Attention: Correspondent Banking Department
Gentlemen:
     Reference is hereby made to the Third Amended and Restated Loan Agreement dated as of November 10, 2006, by and between you and the undersigned (as from time to time amended, the “Agreement”: all capitalized terms used and not otherwise defined herein shall have the respective meanings ascribed to them in the Agreement).
     The undersigned hereby certifies to you to the best of his/her knowledge that as of the date hereof:
          (a) all of the representations and warranties set forth in Section 4 of the Agreement are true and correct;
          (b) no violation or breach of any of the affirmative covenants set forth in Section 5 of the Agreement has occurred and is continuing;
          (c) no violation or breach of any of the negative covenants set forth in Section 6 of the Agreement has occurred and is continuing;
          (d) no Default or Event of Default under the Agreement has occurred and is continuing;
          (e) the financial statements of Borrower, Royal Palm, Subsidiary Banks and Subsidiary delivered to you with this letter are true, correct and complete and have been prepared in accordance with GAAP; and the financial covenant information set forth in Schedule 1 to this letter is true and correct.

Very truly yours,

MERCANTILE BANCORP, INC.

By:	/s/ Dan S. Dugan

Title:	Chairman, President & CEO

SCHEDULE 1
Financial Covenant information
as of                                           , _________

Financial Covenant	Actual	Required